Exhibit 99.1

Media Contact:	Bob Klein (414) 343-8664
Financial Contact:	Amy Giuffre (414) 343-8002

HARLEY-DAVIDSON RESULTS SHOW CONTINUED IMPROVEMENT

Second Quarter Earnings Per Share Rise 32.1 Percent to $1.07

Retail New Motorcycle Sales Up 2.8 Percent Worldwide for the Quarter and 9.3 Percent Through Six Months

ERP Implementation on Plan at York Vehicle Operations

MILWAUKEE, August 1, 2012 — Harley-Davidson, Inc. (NYSE: HOG) reported continued increases in earnings and dealer new motorcycle sales for the second quarter of 2012.

Income from continuing operations was $247.3 million, or $1.07 per share, on consolidated revenue of $1.73 billion for the quarter, compared to income from continuing operations of $190.6 million, or $0.81 per share, on consolidated revenue of $1.51 billion in the year-ago quarter.

Retail sales of new Harley-Davidson motorcycles grew 2.8 percent worldwide in the quarter compared to the prior-year period, including an increase of 4.0 percent in unit sales in the U.S.

Through the first six months of 2012, Harley-Davidson income from continuing operations increased 35.3 percent to $419.3 million, or $1.81 per share, on consolidated revenue of $3.16 billion, compared to income from continuing operations in the year-ago period of $309.8 million, or $1.31 per share, on consolidated revenue of $2.73 billion.

“We continue to see the results of our focus on the effective implementation of our business strategy,” said Keith Wandell, Chairman, President and Chief Executive Officer. “Harley-Davidson’s strategy provides the roadmap for success over the long-term through exceptional product development, manufacturing and retail capabilities. We’re working hard every day to unleash the full potential of Harley-Davidson and our iconic brand, and our employees, dealers and suppliers are doing a truly outstanding job.”

At the end of the second quarter, Harley-Davidson began implementation of its ERP production and planning system at the Company’s vehicle operations in York, Pa. “The launch of ERP at York has gone very well. We are on plan and everyone involved deserves tremendous credit,” said Wandell. “The implementation of the ERP system at York supports greater manufacturing flexibility, which we believe will allow us to be even more responsive to customers over the coming years.”

Retail Harley-Davidson Motorcycle Sales

On a worldwide basis, dealers sold 85,714 new Harley-Davidson motorcycles in the second quarter of 2012, a 2.8 percent increase compared to 83,396 motorcycles sold in the year-ago period. Dealers sold 55,761 new Harley-Davidson motorcycles in the U.S., a 4.0 percent increase compared to the second quarter of 2011. In international markets, dealers sold 29,953 new Harley-Davidson motorcycles during the second quarter, a 0.5 percent increase compared to sales of 29,797 units in the year-ago period. Retail unit sales increased 10.0 percent and 37.9 percent in the Asia Pacific and Latin America regions respectively, and decreased 6.4 percent in the EMEA region during the quarter, compared to last year’s second quarter.

Through six months, dealers sold 145,391 new Harley-Davidson motorcycles worldwide, a 9.3 percent increase from the year-ago period, with retail unit sales up 12.0 percent in the U.S., 16.5 percent in the Asia Pacific region and 58.0 percent in the Latin America region and down 4.5 percent in the EMEA region.

“We’re pleased with the overall performance at retail during the first half, including continued growth in the second quarter,” said Wandell. “As expected, retail sales moderated in the second quarter due to an unusually warm early spring in the U.S. that pulled some sales forward into the first quarter.

“We continue to remain cautious in our expectations for retail sales globally in an environment of greater economic uncertainty, including in Europe where sales are clearly being affected by the challenging Eurozone economy,” Wandell said.

Industry-wide U.S. heavyweight new motorcycle (651cc-plus) retail unit sales increased 7.9 percent in the first half of 2012 compared to last year’s first half.

Second-quarter and six-month data are listed in the accompanying tables.

Harley-Davidson Motorcycles and Related Products Segment Results

Second-Quarter Results: Second-quarter operating income from motorcycles and related products grew 40.8 percent to $309.6 million on higher shipment volume and operating margin improvement, compared to the year-ago period.

Revenue from motorcycles during the second quarter of 2012 of $1.22 billion was up 21.6 percent compared to the year-ago period. The Company shipped 83,502 motorcycles to dealers and distributors worldwide during the quarter, up 25.0 percent compared to shipments of 66,815 motorcycles in the second quarter of 2011.

Revenue from motorcycle parts and accessories totaled $265.6 million during the quarter, up 4.0 percent, and revenue from general merchandise, which includes MotorClothes® apparel and accessories, was $75.1 million, up 3.1 percent compared to the year-ago period.

Gross margin was 35.9 percent in the second quarter of 2012, compared to 35.0 percent in the second quarter of 2011. Second-quarter operating margin from motorcycles and related products was 19.7 percent on operating income of $309.6 million, compared to operating margin of 16.4 percent on operating income of $219.8 million in last year’s second quarter.

Six-Month Results: Through the first six months of 2012 the Company shipped 147,765 motorcycles to dealers and distributors, a 22.5 percent increase compared to the year-ago period. Revenue from motorcycles grew 20.6 percent to $2.22 billion through six months. First-half revenue from parts and accessories grew 10.7 percent to $464.6 million and revenue from general merchandise grew 10.5 percent to $149.7 million. Gross margin through six months was 35.9 percent and operating margin was 18.2 percent, compared to 34.1 percent and 14.4 percent respectively in last year’s first half.

Financial Services Segment Results

Operating income from financial services was $82.0 million in the second quarter of 2012, compared to operating income of $82.1 million in last year’s second quarter. Through six months, operating income from financial services was $149.3 million, compared to operating income of $150.0 million in the first half of 2011. Results for the second quarter and the first six months of 2012 reflect continued improvement in credit performance year over year and reduced cost of funds. Financial services results in last year’s second quarter and first half benefited from the release of significant credit loss reserves.

Guidance

Harley-Davidson continues to expect to ship 245,000 to 250,000 motorcycles to dealers and distributors worldwide in 2012, a five-to seven-percent increase from 2011. In the third quarter of 2012, the Company expects to ship 51,000 to 56,000 motorcycles, a decrease of 9.3 percent to 17.4 percent from the year-ago period. This is consistent with the Company’s previously announced plans for lower shipments in the third and fourth quarters of 2012 related to the implementation of ERP and surge production at York. The Company continues to expect full-year gross margin of between 34.75 percent and 35.75 percent. The Company also continues to expect capital expenditures of between $190 million and $210 million in 2012.

Restructuring Update

In the second quarter of 2012, the Company incurred restructuring charges of $6.2 million. Upon the anticipated completion of restructuring in 2013, Harley-Davidson now expects restructuring activities initiated since 2009 to result in one-time overall costs of $490 million to $510 million through 2013, a reduction of $10 million from the prior estimate. In 2012, the Company now expects restructuring costs of $40 million to $50 million, compared to the prior estimate of $50 million to $60 million. The Company continues to expect cumulative savings of $275 million to $295 million in 2012 from restructuring activities initiated since 2009, rising to cumulative annual ongoing savings of $315 million to $335 million beginning in 2014.

Income Tax Rate

Through six months, the Company’s effective tax rate was 35.3 percent compared to 34.8 percent in the year-ago period. The Company continues to expect its full-year 2012 effective tax rate from continuing operations will be approximately 35.5 percent.

Cash Flow

Cash and marketable securities totaled $1.21 billion at the end of the second quarter, compared to $1.22 billion at the end of last year’s second quarter. During the first six months of 2012, Harley-Davidson generated $288.2 million of cash provided by operating activities of continuing operations, compared to $473.0 million in the year-ago period. The Company repurchased 3.1 million shares of Harley-Davidson, Inc. common stock during the second quarter of 2012 at a cost of $150.1 million. At the end of the quarter, there were approximately 227 million shares of Harley-Davidson common stock outstanding and 17.2 million shares remaining on board-approved share repurchase authorizations.

Company Background

Harley-Davidson, Inc. is the parent company of Harley-Davidson Motor Company and Harley-Davidson Financial Services. Harley-Davidson Motor Company produces heavyweight custom, cruiser and touring motorcycles and offers a complete line of Harley-Davidson motorcycle parts, accessories, riding gear and apparel, and general merchandise. Harley-Davidson Financial Services provides wholesale and retail financing, insurance, extended service and other protection plans and credit card programs to Harley-Davidson dealers and riders in the U.S., Canada and other select international markets. For more information, visit Harley-Davidson’s Web site at www.harley-davidson.com.

Conference Call and Webcast Presentation

Harley-Davidson will discuss second-quarter results on a Webcast at 8:00 a.m. CT today. The Webcast presentation will be posted prior to the call and can be accessed at http://investor.harley-davidson.com/. Click “Events and Presentations” under “Resources.” The audio portion of today’s call will also be posted at harley-davidson.com beginning approximately two hours after the conclusion of the call for one year. The audio may also be accessed until August 16, 2012 by calling 404-537-3406 or 855-859-2056 in the US, pin number 97247206#.

Forward-Looking Statements

The Company intends that certain matters discussed in this release are “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such because the context of the statement will include words such as the Company “believes,” “anticipates,” “expects,” “plans,” or “estimates” or words of similar meaning.

Similarly, statements that describe future plans, objectives, outlooks, targets, guidance or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated as of the date of this release. Certain of such risks and uncertainties are described below. Shareholders, potential investors, and other readers are urged to consider these factors in evaluating the forward-looking statements and cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included in this release are only made as of the date of this release, and the Company disclaims any obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

The Company’s ability to meet the targets and expectations noted depends upon, among other factors, the Company’s ability to (i) execute its business strategy, (ii) effectively execute the Company’s restructuring plans within expected costs and timing, (iii) adjust to fluctuations in foreign currency exchange rates, interest rates and commodity prices, (iv) manage through inconsistent economic conditions, including changing capital, credit and retail markets, (v) implement and manage enterprise-wide information technology solutions, including solutions at its manufacturing facilities, and secure data contained in those systems, (vi) anticipate the level of consumer confidence in the economy, (vii) continue to realize production efficiencies at its production facilities and manage operating costs including materials, labor and overhead, (viii) successfully implement with our labor unions the agreements that we have executed with them that we believe will provide flexibility and cost-effectiveness to accomplish restructuring goals and long-term competitiveness, (ix) manage risks that arise through expanding international operations and sales, (x) manage supply chain issues, including any unexpected interruptions or price increases caused by raw material shortages or natural disasters, (xi) manage production capacity and production changes, (xii) provide products, services and experiences that are successful in the marketplace, (xiii) develop and implement sales and marketing plans that retain existing retail customers and attract new retail customers in an increasingly competitive marketplace, (xiv) manage the risks that our independent dealers may have difficulty obtaining capital and managing through changing economic conditions and consumer demand, (xv) continue to have access to reliable sources of capital funding and adjust to fluctuations in the cost of capital, (xvi) manage the credit quality, the loan servicing and collection activities, and the recovery rates of HDFS’ loan portfolio, (xvii) sell all of its motorcycles and related products and services to its independent dealers, (xviii) continue to develop the capabilities of its distributor and dealer network, (xix) manage changes and prepare for requirements in legislative and regulatory environments for its products, services and operations, (xx) adjust to healthcare inflation and reform, pension reform and tax changes, (xxi) retain and attract talented employees, and (xxii) detect any issues with our motorcycles or manufacturing processes to avoid delays in new model launches, recall campaigns, increased warranty costs or litigation.

In addition, the Company could experience delays or disruptions in its operations as a result of work stoppages, strikes, natural causes, terrorism or other factors. Other factors are described in risk factors that the Company has disclosed in documents previously filed with the Securities and Exchange Commission.

The Company’s ability to sell its motorcycles and related products and services and to meet its financial expectations also depends on the ability of the Company’s independent dealers to sell its motorcycles and related products and services to retail customers. The Company depends on the capability and financial capacity of its independent dealers and distributors to develop and implement effective retail sales plans to create demand for the motorcycles and related products and services they purchase from the Company. In addition, the Company’s independent dealers and distributors may experience difficulties in operating their businesses and selling Harley-Davidson motorcycles and related products and services as a result of weather, economic conditions or other factors.

# # #

Harley-Davidson, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three months ended		Six months ended
	July 1,	June 26,	July 1,	June 26,
	2012	2011	2012	2011
Motorcycles and related products revenue	$1,569,047	$1,339,744	$2,842,416	$2,402,788
Gross profit	563,817	468,268	1,020,327	820,134
Selling, administrative and engineering expense	248,038	234,827	485,033	438,632
Restructuring expense	6,220	13,594	17,671	36,593

Operating income from motorcycles & related products	309,559	219,847	517,623	344,909

Financial services revenue	160,613	165,853	316,935	327,739
Financial services expense	78,659	83,798	167,587	177,749

Operating income from financial services	81,954	82,055	149,348	149,990

Operating income	391,513	301,902	666,971	494,899
Investment income	2,231	1,748	4,164	3,146
Interest expense	11,595	11,350	23,090	22,831

Income before income taxes	382,149	292,300	648,045	475,214
Provision for income taxes	134,899	101,720	228,760	165,374

Income from continuing operations	247,250	190,580	419,285	309,840
Loss from discontinued operations, net of tax	—	—	—	—

Net income	$247,250	$190,580	$419,285	$309,840

Earnings per common share from continuing operations:
Basic	$1.08	$0.81	$1.83	$1.32
Diluted	$1.07	$0.81	$1.81	$1.31

Earnings per common share from discontinued operations:
Basic	$—	$—	$—	$—
Diluted	$—	$—	$—	$—

Earnings per common share:
Basic	$1.08	$0.81	$1.83	$1.32
Diluted	$1.07	$0.81	$1.81	$1.31

Weighted-average common shares:
Basic	228,838	234,336	228,914	234,086
Diluted	230,923	236,168	231,104	236,044

Cash dividends per common share	$0.155	$0.125	$0.31	$0.225

Harley-Davidson, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	(Unaudited)		(Unaudited)
	July 1,	December 31,	June 26,
	2012	2011	2011
ASSETS
Current assets:
Cash and cash equivalents	$1,071,496	$1,526,950	$973,478
Marketable securities	135,848	153,380	244,555
Accounts receivable, net	250,268	219,039	265,663
Finance receivables, net	1,398,553	1,168,603	1,144,886
Restricted finance receivables held by variable interest entities, net	456,285	591,864	573,208
Inventories	323,046	418,006	337,472
Restricted cash held by variable interest entities	188,564	229,655	244,060
Other current assets	245,807	234,709	217,656

Total current assets	4,069,867	4,542,206	4,000,978

Finance receivables, net	2,569,187	1,754,441	2,306,165
Restricted finance receivables held by variable interest entities, net	1,592,544	2,271,773	1,939,181
Other long-term assets	1,085,186	1,105,744	1,115,655

	$9,316,784	$9,674,164	$9,361,979

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable & accrued liabilities	$787,336	$819,885	$867,491
Short-term debt	845,868	838,486	694,137
Current portion of long-term debt	399,962	399,916	—
Current portion of long-term debt held by variable interest entities	507,427	640,331	635,604

Total current liabilities	2,540,593	2,698,618	2,197,232

Long-term debt	2,745,189	2,396,871	2,893,462
Long-term debt held by variable interest entities	831,805	1,447,015	1,217,778
Pension and postretirement healthcare liabilities	385,791	571,065	362,392

Other long-term liabilities	147,019	140,339	159,719
Total shareholders' equity	2,666,387	2,420,256	2,531,396

	$9,316,784	$9,674,164	$9,361,979

Harley-Davidson, Inc.

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Six months ended
	July 1,	June 26,
	2012	2011
Net cash provided by operating activities of continuing operations	$288,242	$472,962

Cash flows from investing activities of continuing operations:
Capital expenditures	(60,078)	(69,267)
Finance receivables, net	(147,782)	(17,997)
Net change in marketable securities	18,053	(102,687)

Net cash used by investing activities of continuing operations	(189,807)	(189,951)

Cash flows from financing activities of continuing operations:
Proceeds from issuance of medium-term notes	397,373	447,076
Proceeds from of securitization debt	91,030	—
Repayments of securitization debt	(839,401)	(901,851)
Net (decrease) increase in credit facilities and unsecured commercial paper	(46,629)	131,039
Net change in restricted cash	41,091	44,827
Dividends	(71,645)	(53,152)
Purchase of common stock for treasury	(172,742)	(5,678)
Excess tax benefits from share-based payments	15,730	3,476
Issuance of common stock under employee stock option plans	35,337	4,534

Net cash used by financing activities of continuing operations	(549,856)	(329,729)

Effect of exchange rate changes on cash and cash equivalents of continuing operations	(4,033)	(1,702)

Net decrease in cash and cash equivalents of continuing operations	(455,454)	(48,420)

Cash flows from operating activities of discontinued operations	—	(35)

Net decrease in cash and cash equivalents	$(455,454)	$(48,455)

Cash and cash equivalents:
Cash and cash equivalents—beginning of period	$1,526,950	$1,021,933
Cash and cash equivalents of discontinued operations—beginning of period	—	—
Net decrease in cash and cash equivalents	(455,454)	(48,455)
Less: Cash and cash equivalents of discontinued operations—end of period	—	—

Cash and cash equivalents—end of period	$1,071,496	$973,478

Motorcycles and Related Products Revenue and

Motorcycle Shipment Data

(Unaudited)

	Three months ended		Six months ended
	July 1,	June 26,	July 1,	June 26,
	2012	2011	2012	2011
MOTORCYCLES AND RELATED PRODUCTS REVENUE (in thousands)
Motorcycles	$1,223,776	$1,006,593	$2,219,678	$1,840,094
Parts & Accessories	265,574	255,378	464,632	419,711
General Merchandise	75,137	72,910	149,743	135,476
Other	4,560	4,863	8,363	7,507

	$1,569,047	$1,339,744	$2,842,416	$2,402,788

MOTORCYCLE SHIPMENTS:
United States	56,674	42,623	97,967	77,489
International	26,828	24,192	49,798	43,153

Total	83,502	66,815	147,765	120,642

MOTORCYCLE PRODUCT MIX:
Touring	32,218	25,557	59,376	48,053
Custom	33,139	25,218	57,711	45,888
Sportster®	18,145	16,040	30,678	26,701

Total	83,502	66,815	147,765	120,642

Worldwide Retail Sales of Harley-Davidson Motorcycles

	Three months ended		Six months ended
	June 30,	June 30,	June 30,	June 30,
	2012	2011	2012	2011
North America Region
United States	55,761	53,599	95,523	85,290
Canada	4,881	4,793	6,948	6,830

Total North America Region	60,642	58,392	102,471	92,120

Europe, Middle East and Africa Region (EMEA)
Europe*	14,639	16,106	23,521	25,273
Other	1,797	1,458	3,209	2,704

Total EMEA Region	16,436	17,564	26,730	27,977

Asia Pacific Region
Japan	2,898	3,128	4,974	4,959
Other	3,509	2,696	6,776	5,125

Total Asia Pacific Region	6,407	5,824	11,750	10,084

Latin America Region	2,229	1,616	4,440	2,810

Total Worldwide Retail Sales	85,714	83,396	145,391	132,991

Data Source

Data source for retail sales figures shown above is new sales warranty and registration information provided by Harley-Davidson dealers and compiled by the Company. The Company must rely on information that its dealers supply concerning new retail sales, and this information is subject to revision.

*	Europe data includes Austria, Belgium, Denmark, Finland, France, Germany, Greece, Italy, Netherlands, Norway, Portugal, Spain, Sweden, Switzerland, and the United Kingdom.

Heavyweight Motorcycle Registration Data(1)

	Six months ended
	June 30,	June 30,
	2012	2011
United States[2]	170,096	157,608

	Five months ended
	May 31,	May 31,
	2012	2011
Europe[3]	148,479	164,080

1 — Heavyweight data includes street legal 651+cc models. Street legal 651+cc models include on-highway, dual purpose models and three-wheeled vehicles.

2 — United States data is derived from information provided by Motorcycle Industry Council (MIC). This third party data is subject to revision and update.

3 — Europe data includes Austria, Belgium, Denmark, Finland, France, Germany, Greece, Italy, Netherlands, Norway, Portugal, Spain, Sweden, Switzerland, and the United Kingdom. Industry retail motorcycle registration data includes 651+cc models derived from information provided by Association des Constructeurs Europeens de Motocycles (ACEM), an independent agency. Europe market data is reported on a one-month lag. This third-party data is subject to revision and update.